Exhibit 99.1

MCG Capital Corporation	PRESS RELEASE
1001 19th Street North
10th Floor	Contact: Keith Kennedy
Arlington, VA 22209	(703) 247-7513
(703) 247-7500	KKennedy@MCGCapital.com
(866) 774-4951 (FAX)
www.MCGCapital.com
FOR IMMEDIATE RELEASE

MCG CAPITAL CORPORATION REPORTS FOURTH QUARTER 2013 AND ANNUAL RESULTS
AND DISTRIBUTION OF $0.125 PER SHARE
ARLINGTON, VA—March 5, 2014—MCG Capital Corporation (Nasdaq: MCGC) (“MCG,” "we," "our," "us" or the “Company”) announced today its financial results for the quarter and year ended December 31, 2013.
HIGHLIGHTS
As outlined in further detail in this earnings release and in our Annual Report on Form 10-K for the year ended December 31, 2013, the following highlights occurred during the three and twelve months ended December 31, 2013:

•	Net operating income, or NOI, was $6.3 million, or $0.09 per share for the fourth quarter. NOI for the full year was $29.9 million, or $0.42 per share;

•	Net loss was $18.4 million, or $0.26 per share for the fourth quarter. Net income for the full year was $1.2 million, or $0.02 per share;

•
During the quarter, we made $37.1 million of originations and advances, including $33.0 million to two new portfolio companies. For the full year, we funded $128.1 million of advances and originations, including $104.1 million to seven new portfolio companies;

•	We monetized $39.6 million and $210.1 million of our portfolio in the fourth quarter and for the full year, respectively;

•
At December 31, 2013, we had $124.1 million of cash on-hand to make new investments using unrestricted cash and restricted cash from our small business investment company, or SBIC. In addition, we had $15.3 million in securitization accounts and other restricted cash accounts;

•
During the year ended December 31, 2013, we reduced our outstanding borrowings under our MCG Commercial Loan Trust 2006-1, or 2006-1 Trust, by $72.9 million, reducing our borrowings under our 2006-1 Trust from $98.1 million to $25.2 million. On January 21, 2014, we repaid and terminated our 2006-1 Trust and;

•
During the year ended December 31, 2013, we incurred severance costs of $0.8 million, or $0.01 per share, of which $0.7 million is included in general and administrative expense and $0.1 million in amortization of employee restricted stock awards.

DISTRIBUTION
On February 28, 2014, the MCG board of directors declared a distribution of $0.125 per share. The distribution is payable as follows:
Record date: March 14, 2014
Payable date: March 28, 2014
As of the end of each fiscal year, we determine the tax attributes of our distributions, including return of capital, based upon our taxable income and distributions paid for the full year, which we report to each stockholder on a Form 1099. Based on the tax attributes of the distributions that we declared for 2013, 75.0% of our distributions were from ordinary income and 25.0% of our distributions were a return of capital.

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March 5, 2014

Additionally, on October 25, 2013, our board of directors authorized a stock repurchase program of up to $25.0 million. On February 28, 2014, our board of directors approved an increase in the program from $25.0 million to $35.0 million. Under the program, MCG management is authorized to repurchase shares in open market transactions, including through block purchases, depending on prevailing market conditions and other factors. We intend to fund the repurchases through our available liquidity. The previous MCG stock repurchase program, which was authorized on January 17, 2012 for up to $35.0 million, was terminated after we effected repurchases totaling approximately $29.4 million. For the three and twelve months ended December 31, 2013, we repurchased 512,100 and 1,016,739 shares, of our common stock at weighted average purchase prices of $4.73 and $4.62 per share, respectively.
RECENT DEVELOPMENTS

•
Originations and Advances — For the three and twelve month periods ended December 31, 2013, we made $37.1 million and $128.1 million, respectively, in originations and advances to new and existing portfolio companies.

•	Loan Monetizations — For the three and twelve month periods ended December 31, 2013, we received $37.0 million and $199.4 million, respectively, in loan payoffs and amortization payments.

•
Equity Monetizations and Realizations — For the three and twelve month periods ended December 31, 2013, we received $2.6 million and $10.7 million, respectively, in proceeds from the sale of equity investments, principally the sale of securities in each of Miles Media Group, LLC, NDSSI Holdings, LLC and Jenzabar, Inc.

•
Loans on Non-Accrual — As of December 31, 2013, loans on non-accrual were $21.4 million at cost (6.1% of the total loan portfolio), and $4.5 million at fair value (1.3% of the total loan portfolio). On December 15, 2013, Color Star Growers of Colorado, Inc., or Color Star, filed for voluntary relief under Chapter 11 of Title 11 of the United States Code. In the quarter ended December 31, 2013, we realized a $13.5 million loss on our subordinated loan to Color Star.

•
Operating Costs — For the twelve month period ended December 31, 2013, our total operating costs, excluding interest expense, were $11.5 million, or 2.2% of total assets of $514.0 million. During this same period, we incurred severance costs of $0.8 million, offset by the reversal of $0.3 million of amortization expense associated with the forfeiture of restricted stock that we included in total operating costs.

•
Reduced Leverage — For the twelve month period ended December 31, 2013, we reduced our outstanding borrowings under our 2006-1 Trust by $72.9 million, reducing our borrowings under our 2006-1 Trust from $98.1 million to $25.2 million as of December 31, 2013. On January 21, 2014, we repaid and terminated our 2006-1 Trust.

•
Open-Market Purchases of Our Stock — For the three and twelve month periods ended December 31, 2013, we repurchased 512,100 and 1,016,739 shares of our common stock at weighted average purchase prices of $4.73 and $4.62, respectively. We acquired these shares from sellers in open market transactions. We retire these shares upon settlement, thereby reducing the number of shares issued and outstanding.

•
Second SBIC License — On November 8, 2013, we withdrew our application for a second license from the Small Business Administration, or SBA, to operate an additional subsidiary as an SBIC. We elected to withdraw our application for a second license until such time as the SBA has an opportunity to further evaluate organizational results in connection with our restructuring efforts and our position in relation to other specialty finance companies. The SBA indicated that we may petition the SBA for permission to re-file our application at a future date. The withdrawal of the license application for the second SBIC license does not impact Solutions Capital I, LP, its existing license or operations.

OUTLOOK
In 2013, we successfully improved our operating efficiency by reducing operating costs, excluding interest expense, as a percentage of total assets from 3.6% in 2011 to 2.2%, which we believe places us in the top quartile of all BDCs. In 2014, we anticipate that our fixed-cost cash operating expenses, excluding interest and variable incentive compensation, to be approximately $10 million.  In addition, we anticipate incurring non-recurring general and administrative expenses of $1.0-2.0 million primarily related to Color Star litigation and recruitment expenses.
During 2014, we plan to reorganize our Asset Management department to more effectively address the markets we serve and to better leverage the vertical market industry expertise we possess in healthcare, software, information services, for-profit education and consumer products, among others. We expect that the majority of our new business

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March 5, 2014

will continue to come from private equity sponsors operating in the lower middle-market with loan proceeds used in connection with M&A, business expansion and recapitalization transactions. We will also continue to provide unitranche, second lien and subordinated debt solutions and, to a small degree, equity co-investment.
We believe that current market conditions in our primary lending markets are consistent with the peak of a credit cycle. The current supply of debt capital exceeds the demand by issuers in our markets, resulting in lower pricing and weaker contractual protections. A noteworthy development is that, in our view, many issuers in the lower middle-market can currently obtain financing on pricing and terms comparable to larger companies. As a result of these market conditions, we intend to redeploy our excess liquidity in a cautious and deliberate manner and we expect to generate NOI of 25-30 cents per share for 2014. Based on our assumptions of normalized expenses and 100 basis points of yield compression, fully-deployed we expect to generate 11% yield on $470 million of total investments and to generate annual NOI of approximately 40-45 cents per share before leverage, or approximately 10-12 cents per share on a quarterly basis. Fully-deployed, we estimate that a 100 basis point change in yield on our portfolio has an approximately 7 cent per share impact on NOI.
During the two year period ending December 31, 2013, we monetized $622 million of our investment portfolio, $155 million more than our forecast resulting in lower overall earning assets and associated revenue and earnings for that period. We expect repayments of approximately $100-125 million in 2014; however, depending upon market conditions, it is possible that monetization levels could run meaningfully higher. Depending on the market, during 2014 and 2015, we expect to originate and advance approximately $100-150 million annually in new investments, which would result in full deployment of our balance sheet in the next six to eight quarters at the earliest.
On January 21, 2014, we repaid the remaining indebtedness associated with our 2006-1 Trust, thus eliminating all funded indebtedness associated with our BDC asset coverage test. Given our equity capital base of $334 million we believe that we have substantial leverage capacity available to support asset acquisition above our cash balances and provide associated incremental earnings power to the extent leverage is available.
On February 28, 2014, our board of directors approved an increase in our current stock repurchase program from $25 million to $35 million and we expect to repurchase stock at share price levels that we believe are accretive to our stockholders.
Also on February 28, 2014, our board of directors declared a 12.5 cent per share distribution to stockholders of record on March 14, 2014 and payable on March 28, 2014. We expect that our board of directors will declare distributions on a quarterly basis at a level approximating our quarterly NOI. Due to the continuing high velocity of our loan portfolio and challenging market conditions generally, subject to review and approval by our board of directors, we anticipate lowering our quarterly distributions to 7 cents per share at least for the remainder of 2014.
ACCESS TO CAPITAL AND LIQUIDITY
At December 31, 2013, we had $91.6 million of cash and cash equivalents available for general corporate purposes, as well as $32.5 million of cash in restricted accounts related to our SBIC that we could use to fund new investments in the SBIC and $1.4 million of restricted cash held in escrow. In addition, we had $13.9 million of cash in securitization accounts, that may only be used to make interest and principal payments on our securitized borrowings or distributions to the Company in accordance with the indenture agreement.
As of December 31, 2013, we had $25.2 million of securitized Class D Notes outstanding under the 2006-1 Trust, which was secured by $76.3 million of loans and equity investments and $13.9 million of cash. We retain all of the equity in the securitization. In November 2013, we directed the trustee to redeem the remaining notes on the next quarterly payment date. On January 21, 2014, we repaid the Class D Notes in full for an aggregate redemption price of $40.3 million, of which $14.9 million was paid to us in respect of the Class D Notes we held, and the other obligations of the 2006-1 Trust were satisfied and the assets of the 2006-1 Trust were transferred to MCG, the parent.
At December 31, 2013, $150.0 million of SBA borrowings were outstanding, the maximum available under our current SBIC license.

MCG Capital Corporation
March 5, 2014

Conference Call (Live Call)	Date and time	Wednesday, March 5, 2014 at 9:00 a.m. Eastern Time
	Dial-in Number (No Conference ID required)	(877) 312-8798 domestic (253) 237-1193 international
	Webcast	http://investor.mcgcapital.com
Replay (Available through March 19, 2014)	Call Replay (Conference ID for replay is #83275169)	(855) 859-2056 domestic (404) 537-3406 international
	Web Replay	http://investor.mcgcapital.com

MCG Capital Corporation
March 5, 2014

RESULTS OF OPERATIONS
The following table summarizes the components of our net income for the twelve months ended December 31, 2013 and 2012:

	Years ended
	December 31,		Variance
(dollars in thousands)	2013	2012	$	Percentage
Revenue
Interest and dividend income
Interest income	$43,106	$50,775	$(7,669)	(15.1)%
Dividend income	2,554	3,688	(1,134)	(30.7)
Loan fees	3,165	3,236	(71)	(2.2)
Total interest and dividend income	48,825	57,699	(8,874)	(15.4)
Advisory fees and other income	1,660	3,294	(1,634)	(49.6)
Total revenue	50,485	60,993	(10,508)	(17.2)
Operating expenses
Interest expense	9,087	15,103	(6,016)	(39.8)
Employee compensation
Salaries and benefits	4,928	10,956	(6,028)	(55.0)
Amortization of employee restricted stock	1,179	2,076	(897)	(43.2)
Total employee compensation	6,107	13,032	(6,925)	(53.1)
General and administrative expense	5,381	13,983	(8,602)	(61.5)
Restructuring expense	14	69	(55)	(79.7)
Total operating expense	20,589	42,187	(21,598)	(51.2)
Net operating income before net investment loss, loss on extinguishment of debt and income tax provision	29,896	18,806	11,090	59.0
Net investment loss before income tax provision	(28,594)	(13,299)	(15,295)	115.0
Loss on extinguishment of debt before income tax provision	—	(174)	174	(100.0)
Income tax provision	126	335	(209)	(62.4)
Net income	$1,176	$4,998	$(3,822)	(76.5)
NM=Not Meaningful
TOTAL REVENUE
Total revenue includes interest and dividend income, loan fees, advisory fees and other income. The following sections describe the reasons for the variances in each major component of our revenue during the twelve months ended December 31, 2013 from the twelve months ended December 31, 2012.
INTEREST INCOME
The level of interest income that we earn depends upon the level of interest-bearing investments outstanding during the period, as well as the weighted-average yield on these investments. During the twelve months ended December 31, 2013, the total yield on our average debt portfolio at fair value was 12.2% compared to 11.3% during the twelve months ended December 31, 2012. The weighted-average yield varies each period because of changes in the composition of our portfolio of debt investments, changes in stated interest rates, accelerations of unearned fees on paid-off/restructured loans and the balance of loans on non-accrual status for which we are not accruing interest.

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The following table shows the various components of the total yield on our average debt portfolio at fair value for the twelve months ended December 31, 2013 and 2012:

	Year ended
	December 31
	2013	2012
Average 90-day LIBOR	0.3%	0.4%
Spread to average LIBOR on average loan portfolio	11.9	10.9
Impact of fee accelerations of unearned fees on paid/restructured loans	0.3	0.4
Impact of non-accrual loans	(0.3)	(0.4)
Total yield on average loan portfolio	12.2%	11.3%
During the twelve months ended December 31, 2013, interest income was $43.1 million, compared to $50.8 million during the twelve months ended December 31, 2012, which represented a $7.7 million, or 15.1%, decrease. This decrease reflected (i) a $11.5 million decrease resulting from a 21.0% decrease in our average loan balance, (ii) a $1.8 million decrease due to interest rate floors, (iii) a $0.8 million decrease related to the decrease in LIBOR and (iv) a $0.7 million decrease resulting from loans that were on non-accrual status during the twelve months ended December 31, 2013 but that had been accruing interest during the twelve months ended December 31, 2012. These decreases were partially offset by a $7.1 million increase in interest income resulting from a 1.3% increase in our net spread to LIBOR.
PIK Income
Interest income includes certain amounts that we have not received in cash, such as paid-in-kind, or PIK, interest. PIK interest represents contractually deferred interest that is added to the principal balance of the loan and compounded if not paid on a current basis. Borrowers may in some instances be required to prepay PIK because of certain contractual provisions or they may choose to prepay; however, more typically, PIK is paid at the end of the loan term. The following table shows the PIK-related activity for the twelve months ended December 31, 2013 and 2012, at cost:

	Year ended
	December 31
(in thousands)	2013	2012
Beginning PIK loan balance	$9,043	$15,653
PIK interest earned during the period	6,480	5,253
Interest receivable converted to PIK	605	—
Payments received from PIK loans	(3,381)	(8,996)
PIK converted from (to) other securities	—	3,143
Realized loss	(615)	(6,010)
Ending PIK loan balance	$12,132	$9,043
As of December 31, 2013, all of our PIK loans were accruing interest and, as of December 31, 2012, we were not accruing interest on $0.4 million of the ending PIK loan balance, at cost. During the twelve months ended December 31, 2013, the payments received on PIK loans, included $1.0 million collected in conjunction with the partial repayment of our investment in Education Management, Inc., as well as $0.8 million and $0.5 million collected in conjunction with the repayments in full of our investments in NDSSI Holdings, LLC and Contract Datascan Holdings, Inc., respectively. The payments received from PIK loans during the twelve months ended December 31, 2012, included $2.9 million from Jet Plastica Investors, LLC, $1.8 million from GSDM Holdings Corp. and $1.3 million from Coastal Sunbelt Holding, Inc.
DIVIDEND INCOME
We accrete dividends on equity investments with stated dividend rates as they are earned, to the extent that we believe the dividends will be paid ultimately and the associated portfolio company has sufficient value to support the accretion. We recognize dividends on our other equity investments when we receive the dividend payment. Our dividend income varies from period to period because of changes in the size and composition of our equity investments, the yield from the investments in our equity portfolio and the ability of the portfolio companies to declare and pay dividends. During the twelve months ended December 31, 2013 and 2012, we recognized dividend income of $2.6 million and $3.7 million, respectively. In addition, during the twelve months ended December 31, 2013 and 2012, we received payments on

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accrued dividends of $0.9 million and $8.5 million, respectively. As of December 31, 2013, the balance of accrued dividends was $10.9 million.
ADVISORY FEES AND OTHER INCOME
Advisory fees and other income primarily include fees related to prepayment, advisory and management services, equity structuring, syndication, bank interest and other income. Generally, advisory fees and other income relate to specific transactions or services and, therefore, may vary from period to period depending on the level and types of services provided. During the twelve months ended December 31, 2013, we earned $1.7 million of advisory fees and other income, which represented a $1.6 million, or 49.6%, decrease from the twelve months ended December 31, 2012. This decrease resulted from a decrease in prepayment premiums of $1.6 million during 2013.
TOTAL OPERATING EXPENSES
Total operating expenses include interest, employee compensation and general and administrative expenses. The reasons for these variances are discussed in more detail below.
INTEREST EXPENSE
During the twelve months ended December 31, 2013, we incurred $9.1 million of interest expense, which represented a $6.0 million, or 39.8%, decrease from the same period in 2012. Our average cost to borrow decreased from 4.60% during the year ended December 31, 2012 to 4.46% during the year ended December 31, 2013, principally due to a decrease in the amortization of deferred financing costs (from $5.6 million to $1.2 million), offset by the repayment of securitized debt in our 2006-1 Trust, which carried interest rates ranging from L+0.33% to L+2.25%.
During the year ended December 31, 2013, our averaging borrowings declined to approximately $201 million from an average of approximately $324 million for the same period in 2012, which accounted for a $4.9 million reduction in our interest expense. In addition, interest expense decreased by $4.4 million related to decreased amortization of debt issuance costs and $0.5 million due to a decrease in the average LIBOR rate from 0.43% to 0.27%. These decreases were offset by $3.8 million attributable to the spread to LIBOR increasing from approximately 2.46% to 3.63%.
We recognized $1.2 million in deferred financing costs during the twelve months ended December 31, 2013, down $4.4 million from 2012. The decrease is primarily attributable to $2.9 million in deferred financing fees related to our SunTrust Warehouse financing facility which terminated in 2012.
EMPLOYEE COMPENSATION
Employee compensation expense includes base salaries and benefits, variable annual incentive compensation and amortization of employee stock awards. During the twelve months ended December 31, 2013, our employee compensation expense was $6.1 million, which represented a $6.9 million, or 53.1%, decrease from the same period in 2012. Our salaries and benefits decreased by $6.0 million, or 55.0%, due to a $3.9 million decrease in incentive compensation and a $2.2 million decrease in salaries and benefits primarily resulting from our operational realignment. As of December 31, 2013, we had 17 employees compared to 21 employees as of December 31, 2012.
During the twelve months ended December 31, 2013, we recognized $1.2 million of compensation expense related to employee restricted stock awards, a decrease of $0.9 million from the same period in 2012. The decrease in amortization of restricted stock awards resulted from a decrease of $0.3 million due to forfeitures of restricted stock awards, a decrease of $0.3 million due to accelerated amortization of awards related to employees whose employment was terminated, and a decrease of $0.3 million due to the expiration of the requisite service period for stock awards net of the amortization of new awards.
GENERAL AND ADMINISTRATIVE
During the twelve months ended December 31, 2013, general and administrative expense was $5.4 million, which represented an $8.6 million, or 61.5%, decrease compared to the same period in 2012. General and administrative expense for 2012 included $4.8 million in transition costs, including $3.3 million in severance related expenses and $1.5 million in costs to move our corporate headquarters and improve our information technology systems. In addition, the decrease in general and administrative expense reflected (i) a $2.2 million decrease due to reduced occupancy and other costs for our new corporate office space, (ii) a $0.6 million decrease due to reduced directors and officers insurance costs, (iii) a $0.4 million decrease in board of directors fees, (iv) a $0.4 million decrease in legal fees related

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to portfolio litigation, (v) a $0.3 million decrease in data processing costs related to our loan servicing system, (vi) a $0.3 million decrease in professional consulting services for corporate and investment related services, (vii) a $0.1 million decrease in professional consulting services for information technology related matters, and (viii) a $0.1 million decrease in telecommunications costs. These decreases were partially offset by a $0.8 million increase in severance costs related to employee terminations in the third quarter of 2013.
NET INVESTMENT (LOSS) GAIN BEFORE INCOME TAX PROVISION
During the twelve months ended December 31, 2013, we incurred $28.6 million of net investment losses before income tax provision, compared to $13.3 million during the same period in 2012. These amounts represent the total of net realized gains and losses, net unrealized (depreciation) appreciation, and reversals of unrealized (appreciation) depreciation. We reverse unrealized (appreciation) depreciation at the time that we realize the gain or loss. The following table summarizes our realized and unrealized (loss) and gain on investments and changes in our unrealized appreciation and depreciation on investments for the twelve months ended December 31, 2013:

		Year ended December 31, 2013
(in thousands)	Industry	Type	Realized Gain/(Loss)	Unrealized (Depreciation)/ Appreciation	Reversal of Unrealized Depreciation/ (Appreciation)	Net (Loss)/ Gain
Portfolio Company
Color Star Growers of Colorado, Inc.	Agriculture	Non-Affiliate	$(13,522)	$(327)	$327	$(13,522)
Virtual Radiologic Corporation	Healthcare	Non-Affiliate	(6,298)	(3,341)	4,841	(4,798)
RadioPharmacy Investors, LLC	Healthcare	Control	—	(4,655)	—	(4,655)
G&L Investment Holdings, LLC	Insurance	Non-Affiliate	—	(3,870)	—	(3,870)
Education Management, Inc.	Education	Affiliate	—	(3,627)	—	(3,627)
Advanced Sleep Concepts, Inc.	Home Furnishings	Non-Affiliate	(3,424)	(2,381)	3,249	(2,556)
Maverick Healthcare Equity, LLC	Healthcare	Non-Affiliate	—	(1,144)	—	(1,144)
Miles Media Group, LLC	Business Services	Affiliate	2,877	1,192	(1,170)	2,899
C7 Data Centers, Inc.	Business Services	Affiliate	—	1,114	—	1,114
Other (< $1 million net gain (loss))			(1,523)	2,395	693	1,565
Total			$(21,890)	$(14,644)	$7,940	$(28,594)

•
In December 2013, Color Star filed a voluntary pre-packaged chapter 11 plan to sell substantially all of Color Star's assets, which was approved by the U.S. Bankruptcy Court and became effective in January 2014. The proceeds from the sale were less than the claims senior to our subordinate debt investment, resulting in a realized loss of $13.5 million.

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We received $7.2 million from the sale of our debt investment in Virtual Radiologic Corporation, which resulted in a $6.3 million realized loss and a reversal of previously unrealized depreciation of $4.8 million.

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We recorded $4.7 million of unrealized depreciation on our investment in RadioPharmacy Investors, LLC due to an increased cost basis related to preferred dividends and to reflect a decrease in the performance of that company.

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During 2013, we recorded $3.9 million of unrealized depreciation on our investment in G&L Investment Holdings, LLC, to reflect proceeds from the January 2014 sale of our preferred and common stock investment.

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We recorded $3.6 million of unrealized depreciation on our investment in Education Management, Inc. to reflect a decrease in the performance of that company and the exchange, in the fourth quarter of 2013, of $5.0 million of principal of our senior debt investment for a new class of preferred stock of Education Management, Inc.

•
During 2013, we wrote off our preferred and common equity investments in Advanced Sleep Concepts, Inc. resulting in a realized loss of $3.4 million and a reversal of previously recorded unrealized depreciation of $3.2 million. In addition, we recorded $2.4 million of unrealized depreciation on our investment in Advanced Sleep Concepts, Inc. to reflect a decrease in the performance of that company.

•	We recorded $1.1 million of unrealized depreciation on our investment in Maverick Healthcare Equity, LLC to reflect a decrease in the performance of that company.

•
We received $3.0 million for the sale of our equity investment in Miles Media Group, LLC, which resulted in a $2.9 million realized gain and a reversal of previously unrealized appreciation of $1.2 million.

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•
We recorded $1.1 million of unrealized appreciation on our investment in C7 Data Centers, Inc. to reflect improvement in the company's performance and the value indicated by the recent sale of new preferred stock of C7 Data Centers, Inc. to third parties.

The remaining unrealized depreciation and appreciation shown in the above table resulted predominantly from a change in the performance of certain of our portfolio companies and the multiples used to value certain of our investments.
The following table summarizes our realized and unrealized (loss) and gain on investments and changes in our unrealized appreciation and depreciation on investments for 2012:

		Year ended December 31, 2012
(in thousands)	Industry	Type	Realized Gain/(Loss)	Unrealized (Depreciation)/ Appreciation	Reversal of Unrealized Depreciation/ (Appreciation)	Net (Loss)/ Gain
Portfolio Company
Broadview Networks Holdings, Inc.	Communications	Control	$—	$(9,789)	$—	$(9,789)
Advanced Sleep Concepts, Inc.	Home Furnishings	Affiliate	—	(6,046)	—	(6,046)
Orbitel Holdings, LLC	Cable	Control	(2,171)	(1,966)	805	(3,332)
RadioPharmacy Investors, LLC	Healthcare	Control	—	(1,734)	—	(1,734)
Education Management, Inc.	Education	Non-Affiliate	—	(1,387)	—	(1,387)
GSDM Holdings, LLC	Healthcare	Non-Affiliate	1,463	(849)	(1,976)	(1,362)
Stratford School Holdings, Inc.	Education	Affiliate	16,370	(99)	(13,056)	3,215
NPS Holding Group, LLC	Business Services	Control	(12,930)	2,414	12,715	2,199
Jet Plastica Investors, LLC	Plastic Products	Control	(90,802)	1,385	91,288	1,871
Intran Media, LLC	Other Media	Control	(12,785)	—	12,945	160
PremierGarage Holdings, LLC	Home Furnishings	Control	(5,371)	—	5,371	—
Philadelphia Media Network, Inc.	Newspaper	Non-Affiliate	(5,027)	(1)	5,064	36
Cruz Bay Publishing, Inc.	Publishing	Non-Affiliate	(3,000)	(1,366)	4,821	455
Jenzabar, Inc.	Technology	Non-Affiliate	16,370	—	(16,436)	(66)
Other (< $1 million net gain (loss))			(698)	4,182	(1,003)	2,481
Total			$(98,581)	$(15,256)	$100,538	$(13,299)

•
In August 2012, Broadview Networks Holdings, Inc., or Broadview, filed a voluntary pre-packaged chapter 11 plan of reorganization which was approved by the U.S. Bankruptcy Court and became effective in November 2012. As of December 31, 2012, our fair value estimate of our investment in Broadview reflects our reduced ownership resulting from this restructuring and the performance of the company.

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In April 2012, Jet Plastica Investors, LLC liquidated substantially all of its assets.  Including the proceeds from the liquidation, we received $11.0 million in payments on our senior debt resulting in a $90.8 million realized loss and a $91.3 million reversal of unrealized depreciation in the second quarter of 2012.

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In the second quarter of 2012, we received $34.0 million for the repayment of our debt and the sale of our equity investment in Stratford School Holdings, Inc., which resulted in a $16.4 million realized gain and a reversal of previously unrealized appreciation of $13.1 million.

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We received $35.2 million for the repayment of our debt and the sale of our equity investment in Orbitel Holdings, LLC, which resulted in a $2.2 million realized loss and a reversal of previously unrealized depreciation of $0.8 million.

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We received $34.7 million for the repayment of our debt and the sale of our equity investment in GSDM Holdings, LLC, which resulted in a $1.5 million realized gain and a reversal of previously unrealized appreciation of $2.0 million.

•
We received $12.1 million in proceeds from the sale of all the assets of NPS Holding Group, LLC for the repayment of our debt and the sale of our equity investments, which resulted in a $12.9 million realized loss and a reversal of previously unrealized depreciation of $12.7 million.

•
We received $0.4 million in proceeds from the sale of all the assets of Intran Media, LLC which resulted in a realized loss on our equity investments of $12.7 million and a reversal of previously unrealized depreciation of $12.9 million.

•
We restructured our subordinated debt investment in Cruz Bay Publishing, Inc. and canceled a portion of our outstanding subordinated loan balance, resulting in a $3.0 million realized loss and a reversal of previously unrealized depreciation of $4.8 million.

MCG Capital Corporation
March 5, 2014

•
We received $44,000 in the sale of our equity investment in Philadelphia Media Network, Inc. and wrote off our equity investment in PremierGarage Holdings, LLC, resulting in realized losses and reversals of previously unrealized depreciation on those investments.

•
In February 2012, we accepted $23.7 million for our senior preferred stock and warrant position in Jenzabar, Inc., which resulted in a $16.4 million reversal of previously unrealized appreciation and the realization of a $16.4 million gain.

•	We recorded $6.0 million of unrealized depreciation on our investment in Advanced Sleep Concepts, Inc. to reflect a decrease in the performance of that company.
The remaining unrealized depreciation and appreciation shown in the above table resulted predominantly from a change in the performance of certain of our portfolio companies and the multiples used to value certain of our investments.
INCOME TAX PROVISION
During the twelve months ended December 31, 2013, we incurred a $0.1 million income tax provision compared to a $0.3 million income tax provision during the twelve months ended December 31, 2012. The income tax provision for both periods was primarily attributable to flow-through taxable income on certain investments held by our subsidiaries.

MCG Capital Corporation
March 5, 2014

MCG Capital Corporation
Consolidated Balance Sheets

(in thousands, except per share amounts)	December 31, 2013	December 31, 2012

Assets
Cash and cash equivalents	$91,598	$73,588
Cash, securitization accounts	13,906	16,980
Cash, restricted	33,895	54,838
Investments at fair value
Non-affiliate investments (cost of $444,217 and $534,389, respectively)	268,173	365,639
Affiliate investments (cost of $59,470 and $69,500, respectively)	56,792	62,079
Control investments (cost of $62,751 and $64,898, respectively)	43,908	50,006
Total investments (cost of $566,438 and $668,787, respectively)	368,873	477,724
Interest receivable	2,087	2,700
Other assets	3,634	4,946
Total assets	$513,993	$630,776
Liabilities
Borrowings (maturing within one year of $25,172 and $15,038, respectively)	$175,172	$248,053
Interest payable	2,345	2,496
Other liabilities	2,522	8,499
Total liabilities	180,039	259,048
Stockholders’ equity
Preferred stock, par value $0.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $0.01, authorized 200,000 shares on December 31, 2013 and 2012, 70,510 issued and outstanding on December 31, 2013 and 71,721 issued and outstanding on December 31, 2012	705	717
Paid-in capital	980,930	984,468
Distributions in excess of earnings	(449,915)	(422,395)
Net unrealized depreciation on investments	(197,766)	(191,062)
Total stockholders’ equity	333,954	371,728
Total liabilities and stockholders’ equity	$513,993	$630,776
Net asset value per common share at end of period	$4.74	$5.18

MCG Capital Corporation
March 5, 2014

MCG Capital Corporation
Consolidated Statements of Operations

	Year ended
(in thousands, except per share amounts)	December 31
	2013	2012	2011
Revenue
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$37,307	$45,004	$64,116
Affiliate investments (5% to 25% owned)	6,345	6,761	7,024
Control investments (more than 25% owned)	5,173	5,934	11,068
Total interest and dividend income	48,825	57,699	82,208
Advisory fees and other income
Non-affiliate investments (less than 5% owned)	1,622	1,858	2,458
Control investments (more than 25% owned)	38	1,436	1,030
Total advisory fees and other income	1,660	3,294	3,488
Total revenue	50,485	60,993	85,696
Operating expense
Interest expense	9,087	15,103	15,634
Employee compensation
Salaries and benefits	4,928	10,956	11,998
Amortization of employee restricted stock awards	1,179	2,076	2,081
Total employee compensation	6,107	13,032	14,079
General and administrative expense	5,381	13,983	14,036
Restructuring expense	14	69	4,289
Total operating expense	20,589	42,187	48,038
Net operating income before net investment loss, loss on extinguishment of debt and income tax provision	29,896	18,806	37,658
Net realized (loss) gain on investments
Non-affiliate investments (less than 5% owned)	(20,460)	8,907	(46,887)
Affiliate investments (5% to 25% owned)	(1,485)	16,370	(703)
Control investments (more than 25% owned)	55	(123,858)	(42,929)
Total net realized (loss) gain on investments	(21,890)	(98,581)	(90,519)
Net unrealized (depreciation) appreciation on investments
Non-affiliate investments (less than 5% owned)	(7,294)	(168,409)	38,328
Affiliate investments (5% to 25% owned)	4,743	(18,598)	1,598
Control investments (more than 25% owned)	(3,951)	271,996	(80,010)
Derivative and other fair value adjustments	(202)	293	730
Total net unrealized (depreciation) appreciation on investments	(6,704)	85,282	(39,354)
Net investment loss before income tax provision	(28,594)	(13,299)	(129,873)
Loss on extinguishment of debt before income tax provision	—	(174)	(863)
Income tax provision	126	335	37
Net income (loss)	$1,176	$4,998	$(93,115)
Income (loss) per basic and diluted common share	$0.02	$0.07	$(1.22)
Cash distributions declared per common share	$0.50	$0.575	$0.66

MCG Capital Corporation
March 5, 2014

MCG Capital Corporation
Consolidated Statements of Changes in Net Assets

(in thousands, except per share amounts)	Year ended December 31,
	2013	2012	2011
Increase (decrease) in net assets from operations
Net operating income before net investment loss, loss on extinguishment of debt and income tax provision	$29,896	$18,806	$37,658
Net realized loss on investments	(21,890)	(98,581)	(90,519)
Net unrealized (depreciation) appreciation on investments	(6,704)	85,282	(39,354)
Loss on extinguishment of debt before income tax provision	—	(174)	(863)
Income tax provision	(126)	(335)	(37)
Net income (loss)	1,176	4,998	(93,115)
Distributions to stockholders
Distributions declared	(35,400)	(42,889)	(50,877)
Net decrease in net assets resulting from stockholder distributions	(35,400)	(42,889)	(50,877)
Capital share transactions
Repurchase of common stock	(4,693)	(27,172)	—
Amortization of restricted stock awards
Employee awards accounted for as employee compensation	1,179	2,076	2,081
Employee awards accounted for as restructuring expense	—	—	432
Non-employee director awards accounted for as general and administrative expense	60	120	64
Common stock withheld to pay taxes applicable to the vesting of restricted stock	(96)	(357)	(1,638)
Net forfeitures of restricted common stock	—	—	(11)
Net (decrease) increase in net assets resulting from capital share transactions	(3,550)	(25,333)	928
Total decrease in net assets	(37,774)	(63,224)	(143,064)
Net assets
Beginning of period	371,728	434,952	578,016
End of period	$333,954	$371,728	$434,952
Net asset value per common share at end of period	$4.74	$5.18	$5.65

MCG Capital Corporation
March 5, 2014

MCG Capital Corporation
Consolidated Statements of Cash Flows

	Year ended
	December 31
(in thousands)	2013	2012	2011
Cash flows from operating activities
Net income (loss)	$1,176	$4,998	$(93,115)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Investments in portfolio companies	(119,803)	(153,005)	(255,852)
Principal collections related to investment repayments or sales	205,874	394,725	375,138
Decrease (increase) in interest receivable, accrued payment-in-kind interest and dividends	(5,146)	9,842	20,052
Amortization of restricted stock awards
Employee	1,179	2,076	2,513
Non-employee director	60	120	64
Decrease in cash—securitization accounts from interest collections	2,486	4,415	2,961
Increase in restricted cash—escrow accounts	5,842	(485)	(1,799)
Depreciation and amortization	1,225	6,532	4,125
Decrease in other assets	83	958	207
Increase (decrease) in other liabilities	(6,179)	(894)	3,246
Realized loss on investments	21,890	98,581	90,519
Net change in unrealized depreciation (appreciation) on investments	6,704	(85,282)	39,354
Loss on extinguishment of debt	—	174	863
Net cash provided by operating activities	115,391	282,755	188,276
Cash flows from financing activities
Repurchase of common stock	(4,693)	(27,172)	—
Payments on borrowings	(72,881)	(203,740)	(142,526)
Proceeds from borrowings	—	21,400	25,000
Decrease (increase) in cash in restricted and securitization accounts
Securitization accounts for repayment of principal on debt	587	18,911	(1,022)
Restricted cash	15,102	(19,389)	(3,782)
Payment of financing costs	—	(1,402)	(2,184)
Distributions paid	(35,400)	(55,981)	(48,520)
Common stock withheld to pay taxes applicable to the vesting of restricted stock	(96)	(357)	(1,638)
Net forfeitures of restricted common stock	—	—	(11)
Net cash used in by financing activities	(97,381)	(267,730)	(174,683)
Net increase in cash and cash equivalents	18,010	15,025	13,593
Cash and cash equivalents
Beginning balance	73,588	58,563	44,970
Ending balance	$91,598	$73,588	$58,563
Supplemental disclosure of cash flow information
Interest paid	$8,071	$9,727	$12,206
Income taxes paid	138	277	349
Paid-in-kind interest collected	3,381	8,996	21,600
Dividend income collected	869	8,474	13.5

MCG Capital Corporation
March 5, 2014

SELECTED FINANCIAL DATA
QUARTERLY OPERATING INFORMATION

	2013	2013	2013	2013	2012
(in thousands, except per share amounts)	Q4	Q3	Q2	Q1	Q4
Revenue
Interest and dividend income
Interest income	$10,083	$10,717	$11,222	$11,085	$11,028
Dividend income	(108)	847	916	898	848
Loan fee income	913	1,023	435	793	870
Total interest and dividend income	10,888	12,587	12,573	12,776	12,746
Advisory fees and other income	291	583	317	470	675
Total revenue	11,179	13,170	12,890	13,246	13,421
Operating expense
Interest expense	2,084	2,316	2,305	2,382	2,375
Salaries and benefits	1,318	644	1,559	1,407	2,272
Amortization of employee restricted stock awards	5	420	379	375	382
General and administrative	1,439	1,824	1,086	1,032	3,269
Restructuring expense	—	2	5	7	10
Total operating expense	4,846	5,206	5,334	5,203	8,308
Net operating income before net investment income (loss) and income tax provision	6,333	7,964	7,556	8,043	5,113
Net investment gain (loss) before income tax provision	(24,757)	(4,616)	1,012	(233)	1,305
Income tax provision	15	59	(6)	58	6
Net income (loss)	$(18,439)	$3,289	$8,574	$7,752	$6,412
Per common share statistics
Weighted-average common shares outstanding—basic and diluted	69,924	71,218	71,217	71,507	72,594
Net operating income before net investment income (loss) and income tax provision per common share—basic and diluted	$0.09	$0.11	$0.11	$0.11	$0.07
Income (loss) per common share—basic and diluted	$(0.26)	$0.05	$0.12	$0.11	$0.09
Net asset value per common share—period end	$4.74	$5.10	$5.18	$5.18	$5.18
Distributions declared per common share(a)	$0.125	$0.125	$0.125	$0.125	$0.125
_____________
(a) The following table summarizes the distributions that were declared during the past five quarters:

Date Declared	Record Date	Payable Date	Dividends per Share
October 25, 2013	November 8, 2013	November 22, 2013	$0.125
July 26, 2013	August 9, 2013	August 30, 2013	$0.125
April 26, 2013	May 10, 2013	May 31, 2013	$0.125
March 1, 2013	March 15, 2013	March 29, 2013	$0.125
October 26, 2012	November 16, 2012	November 30, 2012	$0.125

MCG Capital Corporation
March 5, 2014

ABOUT MCG CAPITAL CORPORATION
We are a solutions-focused commercial finance company providing capital and advisory services to lower middle-market companies throughout the United States. Our investment objective is to achieve attractive returns by generating current income and capital gains on our investments. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth, working capital and other general corporate purposes.

Forward-looking Statements:
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: MCG's results of operations, including revenues, net operating income, net investment gains and losses and general and administrative expenses and the factors that may affect such results; intentions to repurchase shares of common stock under MCG’s stock repurchase program through available liquidity or otherwise and whether such repurchases will be accretive to MCG stockholders; management’s belief that improved operating efficiency through reduced operating costs, places MCG in the top quartile of all BDCs; anticipated levels of fixed cash operating expenses and non-recurring general and administrative expenses during 2014; efforts to reorganize MCG’s Asset Management department to redeploy excess liquidity and to address the markets MCG serves and to better leverage the vertical market industry expertise MCG possesses; expectations regarding sources of new business opportunities; expected net operating income levels for 2014 and on a fully-deployed basis (including related yield and expense assumptions), when there can be no guarantee that either will be achieved; estimates regarding yield compressions and their impact on net operating income; expectations regarding the level and timing of monetizations during 2014; expectations with regard to origination pacing and anticipated aggregate investment levels, including timing to full deployment of MCG’s balance sheet; the belief that MCG has substantial leverage capacity available to support asset acquisitions above its cash balances and provide associated incremental earnings power; expected dividend distribution levels during 2014, which may not be achieved; the performance of current or former MCG portfolio companies; the cause of net investment losses; market conditions generally and specifically regarding the leveraged loan market; the state of the economy and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in MCG's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.